UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 17, 2014

VHGI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-17520	75-2276137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 North Court Street, Sullivan, IN	47822
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 812-268-5459 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On September 12, 2013 Lily Group, Inc., a wholly-owned subsidiary of VHGI Holdings, Inc., notified a counterparty that it was terminating an Equity Investment Agreement between the parties. Lily Group, Inc. is unable to provide the full amount of the required deposit monies to close the transaction and is unable to perform under the terms of the agreement. Lily Group Inc. is currently attempting to retrieve deposited funds placed on deposit within the UAE banks associated with the anticipated closing of the transaction although they are continuing discussions going forward with potential opportunities.

Item 1.01 Entry into a Material Engagement Agreement to Fund Projects

VHGI Holdings, Inc. (the “Company”) is pursuing other US energy opportunities for acquisition.  On February 17, 2014 the Company entered into an engagement agreement with Street Capital, Inc. for certain financial advisory and investment banking services to the Company in connection with the Company’s review of its strategic and financial alternatives including, but not limited to, a possible Transaction or Financing.

1. Services. Street Capital agrees to perform the following services:

(a) Review historical and projected financial and operating information of the Company and any Strategic Partners;
(b) Assist the Company's management with the preparation of a memorandum (the Memorandum) describing the Company's business together with such other materials as may be reasonably required for marketing of the Company;
(c) Identify and seek out persons, groups of persons, partnerships, joint ventures, corporations or other entities (each, a Strategic Partner) who would be interested in entering into a Transaction or Financing with the Company;
(d) Advise and assist the Company as to the financial aspects and structure of any proposed Financing or Transaction and assist in negotiating the terms thereof;
(e) Perform such other services as the Company and Street shall mutually agree to in writing.

 It is our goal to afford the shareholders extended options for growth opportunities. We continue to focus on the Energy Sector and negotiations are currently exchanging data for due diligence within 4 properties within the Coal Industry. The terms of the draws will be negotiated per draw down schedule and contingent upon successful due diligence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI Holdings, Inc.

Date: February 18, 2014	By: /s/ Paul R. Risinger
Paul R. Risinger, Chief Executive Officer